EXHIBIT 10.129

SECOND MODIFICATION OF LOAN DOCUMENTS

THIS SECOND MODIFICATION OF LOAN DOCUMENTS (this "Agreement") is dated as of the 13th day of July, 2009, by and among TULSA PROMENADE, LLC ("Borrower"), CHARTER ONE BANK, N.A., now known as RBS CITIZENS, NATIONAL ASSOCIATION, d/b/a CHARTER ONE, its successors and assigns, individually and as Administrative, Documentation, Disbursement and Collateral Agent (hereinafter referred to in such capacity as “Agent”), JPMORGAN CHASE BANK, N.A. (Agent, as a lender, and JPMORGAN CHASE BANK, N.A. and their respective successors and assigns, hereinafter referred to individually as a “Lender” or collectively as “Lenders”).

R E C I T A L S:

A.           Lenders have heretofore made a loan ("Loan") to Borrower in the principal amount of THIRTY-FIVE MILLION DOLLARS ($35,000,000) pursuant to the terms and conditions of a Loan Agreement dated as of March 14, 2006, as amended, among Borrower, Agent and Lenders (the "Loan Agreement"; all terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement), and as evidenced by two (2) separate Replacement Promissory Notes dated June 21, 2006, in the aggregate principal amount of the Loan made payable by Borrower to the order of each Lender (each, the “Note”, and collectively, the “Notes").

B.           The Notes are secured by, among other things, (i) that certain Mortgage With Power of Sale, Security Agreement and Financing Statement, dated March 14, 2006 from Borrower to Agent, which Mortgage encumbers the real property and all improvements thereon legally described on Exhibit A thereto ("Property"), and (ii) certain other loan documents (the Note, the Mortgage, the Modification, this Agreement, the other documents evidencing, securing and guarantying the Loan, in their original form and as amended, are sometimes collectively referred to herein as the "Loan Documents").

C.           Borrower, Agent and Lenders entered into a Modification of Loan Documents, dated June 11, 2009, to be effective as of March 14, 2009 (“Modification”).

D.           Borrower, Agent and Lenders desire to further amend the Loan Documents as hereafter provided.

AGREEMENTS:

NOW, THEREFORE, in consideration of (i) the facts set forth hereinabove (which are hereby incorporated into and made a part of this Agreement), (ii) the agreements by Agent and Lenders to modify the Loan Documents, as provided herein, (iii) the covenants and agreements contained herein, and (iv) for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Maturity Date.  The Maturity Date of each Note is extended to March 14, 2011.  Any reference in any Note, the Loan Agreement or any other Loan Document to the Maturity Date shall mean March 14, 2011.

2.           Agency Fee.  Borrower shall pay to Agent, for its own account, on the date this Agreement is executed and on each July 1 annually hereafter, an administrative agency fee of $25,000.

3.           Yield Maintenance.  The subsection entitled “Voluntary Prepayment of LIBOR Rate Loan” in Section 3 of each Note is hereby deleted, and the “LIBOR Rate Loan Prepayment Fee” shall no longer be due and payable.  Each Note may be prepaid, in whole or in part, without any prepayment penalty or prepayment premium, except for any amounts (other than the LIBOR Rate Prepayment Fee) due under Section 4 of each Note.

4.           Definitions.  The following definitions are hereby inserted, in appropriate alphabetical order, in Article I of the Loan Agreement:

“Accounts” shall have the meaning set forth in the Cash Management Agreement.

“Annual Budget” shall have the meaning set forth in Section 7.36.

“Approved Annual Budget” shall have the meaning set forth in Section 7.36.

“Capital Expenditure and Tenant Improvement Costs Account” shall have the meaning set forth in the Cash Management Agreement.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Project and required to be capitalized according to GAAP.

“Capital Expenditure and Tenant Improvement Cost Funds” shall have the meaning set forth in Section 7.34(a).

“Capital Expenditure Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure or Tenant Improvement Costs.

“Cash Management Agreement” shall mean the Cash Management Agreement, dated as of July 13, 2009, among Agent, Borrower and RBS Citizens, National Association, d/b/a Charter One, as Depository.

“Deposit Account” shall have the meaning set forth in the Cash Management Agreement.

“Deposit Account Control Agreement” shall mean five (5) separate Deposit Account Control Agreements, each dated as of July 13, 2009, among Agent, Borrower and RBS Citizens, National Association, d/b/a Charter One, as Depository.

“Depository” shall mean RBS Citizens, National Association, d/b/a Charter One.

“Monthly Payment Date” shall mean the thirteenth (13th) day of each month.

“Notice of Cessation” shall have the meaning set forth in Section 7.10(g).

“Notice of Non-Renewal” shall have the meaning set forth in Section 7.10(g).

“Operating Expense Account” shall have the meaning set forth in the Cash Management Agreement.

“Operating Expense Funds” shall have the meaning set forth in the Cash Management Agreement.

“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Project, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, a management fee equal to the actual management fee, which shall not exceed 4% of the gross revenue of the Project, but excluding actual Capital Expenditures, depreciation, amortization, and deposits required to be made to the Reserve Funds; provided, however such costs and expenses shall be subject to adjustment by Agent to normalize such costs and expenses.

“Reserve Funds” shall mean, collectively, all funds held in the Accounts from time to time.

“Tenant Improvement Costs” shall mean tenant improvement costs payable by Borrower pursuant to the terms of Leases approved (to the extent such approval is required pursuant to the terms of the Loan Documents), deemed approved by Agent from time to time pursuant to the Loan Documents or that do not require Agent’s approval pursuant to the terms of the Loan Documents.

5.           Net Operating Income or NOI.  The definition of “Net Operating Income or NOI” in Article I of the Loan Agreement is hereby restated in its entirety to read as follows:

““Net Operating Income (NOI)”:  The sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course of business from operating the Project (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) during the quarter or two quarters in question, multiplied by four (4) or by two (2), as the case may be, minus (b) any income received from Leases where the tenant has given Borrower notice of its intention to terminate or not renew its existing Lease in the prior quarter or two quarters in question and any income from tenants who have ceased operations at the Project, minus (c) all expenses paid or accrued related to the ownership, operation or maintenance of the Project, including, but not limited to, taxes, assessments, and other similar charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses and on-site marketing expenses during the quarter or two quarters in question, annualized, minus (d) the annual management fee for the Project; Net Operating Income shall be calculated excluding any non-cash revenue or expense items, Capital Expenditures, Tenant Improvement Costs and leasing commissions.”

6.           Prime Rate.  The definition of “Prime Rate” in each Note is hereby restated in its entirety to read as follows:

“Prime Rate”:  A rate of interest equal to the greater of (a) 7% per annum, or (b) the rate announced by Agent from time to time as its “Prime Rate”, plus 4% per annum.”

7.           Management Fees.  Management fees for the Project shall not exceed 4% of the gross revenues of the Project, and the definition of “Management Fee” in Article I of the Loan Agreement is hereby restated in its entirety to read as follows:

““Management Fee”:  An amount not to exceed 4% of the annual gross revenues of the Project.”

8.           Excess Cash Flow.  The following Section 3.5 is hereby added to the Loan Agreement:

“3.5           Excess Cash Flow.  On each July 14, October 14, January 14 and April 14, Agent shall ratably apply to the principal balance of each Note, all Excess Cash Flow for the preceding calendar quarter.  “Excess Cash Flow” shall be defined as all sums on deposit in the Excess Cash Flow Account, as such term is defined in the Cash Management Agreement.”

9.           Notices under Leases.  The following subsection (vii) is hereby added to Section 7.10(g) of the Loan Agreement:

“(vii)           Borrower will immediately (and in any event within five (5) business days) notify Agent in writing (and provide copies of any notices received by Borrower) of (x) any cessation of business operations at the Project by Macy’s, Dillard’s, Hollywood Theater or JCPenney, (y) any notices received from any of the foregoing tenants that it does not intend to renew its respective Lease under the terms provided for in such Lease (each, a “Notice of Non-Renewal”), or that it intends to cease business operations at the Project (each, a “Notice of Cessation”), or (z) any non-renewal, expiration or termination of any of the foregoing Leases.”

10.           Distributions.  Section 7.20 of the Loan Agreement is hereby restated in its entirety to read as follows:

“7.20           Prohibitions Against Distributions.  In no event shall Borrower make or pay any distributions whatsoever to its members or affiliates (except Management Fees to the extent permitted herein and in the other Loan Documents) until the Loan has been repaid in full.”

11.           Net Operating Income.  Section 7.28 of the Loan Agreement is hereby restated in its entirety to read as follows:

“7.28           Net Operating Income.  Borrower covenants and agrees that the Project will maintain a minimum Net Operating Income of $3,000,000 as of the end of each calendar quarter.  Failure to satisfy this covenant shall constitute an immediate Event of Default.  Notwithstanding the foregoing, in the event that this covenant is not satisfied, then, on one occasion only during the term of the Loan, no Event of Default shall be deemed to have occurred if the Net Operating Income for the Project as of the end of the calendar quarter in question and the immediately prior calendar quarter was at least $3,000,000.  In the event the Net Operating Income for the Project is less than $3,000,000 for more than one quarter during the term of the Loan, an Event of Default shall be deemed to have occurred.”

12.           The following Sections 7.31, 7.32, 7.33, 7.34, 7.35 and 7.36 are hereby added to the Loan Agreement:

“7.31           Accounts.  Borrower will establish and maintain with Agent all deposit accounts respecting the Project and will cause all tenants to deposit all rents and other amounts payable under Leases or otherwise with respect to the Project into a deposit account or lockbox designated by Agent, as provided in the Cash Management Agreement and the Deposit Account Control Agreement.  Such funds will be disposed of in accordance with the Cash Management Agreement.

7.32           Strategic Plan.  No later than October 31, 2009, Borrower will provide Agent with a strategic plan for the Project, which must be in a form that is reasonably satisfactory to Agent and which shall reflect and be prepared on a basis consistent with the projections furnished to Agent and Lenders with respect to the Project, and provide and reflect that the Project will be managed and maintained in a professional, first class manner.  Failure to satisfy this covenant shall constitute an immediate Event of Default.  Agent and Lenders hereby acknowledge that this covenant has been timely satisfied.

7.33           Lease Terminations.

(a)           If any of Dillard’s, Macy’s or JCPenney delivers a Notice of Non-Renewal or does not in fact renew its Lease under the terms provided for in such Lease, or if any of the foregoing tenants delivers a Notice of Cessation, Borrower will, within 21 days of the earlier of receipt of such notice or the failure to renew, provide Agent a written plan, in reasonable detail, and which shall be reasonably satisfactory to Agent, to re-lease such space in the Project.

(b)           If any Notice of Non-Renewal or Notice of Cessation is delivered by or on behalf of Dillard’s, Macy’s or JCPenney to Borrower before September 14, 2010 or the non-renewal of any such Lease otherwise occurs before September 14, 2010, Borrower shall have 90 days following receipt of such notice or following such non-renewal to either cause Dillard’s, Macy’s or JCPenney, as the case may be, to rescind its Notice of Non-Renewal or Notice of Cessation, or deliver to Agent a replacement Lease (as to the space occupied by JCPenney) or a replacement occupant (as to the space occupied by Dillard’s or Macy’s) for its review and approval, which approval shall not be unreasonably withheld, delayed or conditioned.  If a replacement Lease or occupant, as applicable, has not been approved by Agent or the Notice of Non-Renewal or Notice of Cessation has not been rescinded within such 90 day period, or if any Notice of Non-Renewal or Notice of Cessation is received by Borrower from or on behalf of JCPenney, Dillard’s or Macy’s after September 14, 2010 or if such non-renewal otherwise occurs after September 14, 2010, an immediate Event of Default shall have occurred and the Loan and all obligations and indebtedness of Borrower to Agent and Lenders shall be immediately due and payable without notice, notwithstanding any provision in the Loan Documents to the contrary.  Notwithstanding the foregoing, with respect to Macy's only, if Borrower has received a Notice of Cessation from Macy's and such notice has not been rescinded or a replacement occupant has not been approved by Agent within such ninety (90) day period, and provided Macy's has not ceased business operations at the Project, then, provided Borrower has demonstrated to Agent's reasonable satisfaction that Borrower is diligently pursuing all available remedies and is diligently enforcing its rights, Borrower shall have an additional period, as evidenced by a written notice from Agent, not to exceed the lesser of forty five (45) days or until Macy's actually ceases business operations at the Project, to cause such notice to be rescinded or obtain Agent's approval of a replacement occupant.

7.34           Capital Expenditure and Tenant Improvement Cost Funds.

(a)           Deposits of Capital Expenditure and Tenant Improvement Cost Funds; Budget.  Borrower shall cause to be deposited in the Capital Expenditure and Tenant Improvement Costs Account on the date this Agreement is executed an amount equal to $721,656.  Agent shall hereafter direct Depository to deposit in the Capital Expenditure and Tenant Improvements Costs Account, a monthly sum of $72,165.60 for ten (10) consecutive months (to the extent sufficient cash is available in the Accounts to make such deposit, pursuant and subject to the terms of the Cash Management Agreement, including, but not limited to, Sections 3.3 and 4.4 thereof), and then $0 thereafter, subject to the terms of any subsequent Capital Expenditure and Tenant Improvement Costs Budgets.  Amounts deposited in the Capital Expenditure and Tenant Improvement Costs Account are referred to herein as the “Capital Expenditure and Tenant Improvement Cost Funds.”  Prior to the date hereof, Borrower has provided to Agent budgets for Capital Expenditures and Tenant Improvement Costs for calendar years 2009 and 2010 (collectively, the “Capital Expenditure and Tenant Improvement Costs Budgets”), copies of which are attached hereto as Exhibit C.  All Capital Expenditure and Tenant Improvement Cost Funds released from the Capital Expenditure and Tenant Improvement Costs Account shall be used solely to pay for the costs of Capital Expenditures and Tenant Improvement Costs strictly in compliance with such Capital Expenditure and Tenant Improvement Costs Budgets.  The amounts required to be deposited in the Capital Expenditure and Tenant Improvement Cost Account as Capital Expenditure and Tenant Improvement Cost Funds represent 125% of the amount estimated by Borrower to be necessary to pay for Capital Expenditures and Tenant Improvement Costs during the applicable time period.  The amount in excess of the actual amount estimated to be necessary to pay for such Capital Expenditures and Tenant Improvement Costs may be disbursed to pay for Capital Expenditures and Tenant Improvement Costs incurred and payable in accordance with the provisions of this Agreement upon a written request from Borrower, subject to Agent’s approval thereof, not to be unreasonably withheld, conditioned or delayed.

7.35           Release of Capital Expenditure and Tenant Improvement Cost Funds.

(a)           Borrower may request Agent to direct Depository to disburse to or on behalf of Borrower Capital Expenditure and Tenant Improvement Cost Funds upon satisfaction by Borrower of each of the following conditions:  (i) Borrower shall submit a request for payment to Agent at least seven (7) business days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures or Tenant Improvement Costs to be paid, (ii) on the date such request is received by Agent and on the date such payment is to be made, no default or Event of Default shall have occurred and be continuing, (iii) Agent shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Capital Expenditures or Tenant Improvement Costs and are in conformity with the Capital Expenditure and Tenant Improvement Costs Budgets or have otherwise been approved in writing by Agent as provided in the last sentence of Section 7.34 hereof, (B) stating that all Capital Expenditures at the Project to be funded by the requested disbursement (if applicable) have been completed in a good and workmanlike manner and in accordance with all applicable legal requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any governmental authority in connection with the Capital Expenditures, (C) stating that all Tenant Improvement Costs at the Project to be funded by the requested disbursement are then properly due and payable under the applicable Lease, together with copies of all supporting documentation required to be provided under the Lease or otherwise received by Borrower, (D) identifying each person (if any) that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, and (E) stating that each such person receiving payment for Capital Expenditure Work has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Agent, (iv) in connection with requested disbursements for Capital Expenditures at Agent’s option, a title search for the Project indicating that the Project is free from all liens, claims and other encumbrances not previously approved by Agent (it being understood that Agent has the right to obtain such title searches from time to time irrespective of whether there is a pending request for Capital Expenditure funds), (v) with respect to Capital Expenditure Work, at Agent’s option, Agent shall have received a report (performed at Borrower’s expense) satisfactory to Agent in its commercially reasonable discretion from an architect or engineer approved by Agent, which approval shall not be unreasonably withheld, delayed or conditioned in respect of such architect or engineer’s inspection of the required Capital Expenditure Work, and (vi) with respect to Capital Expenditures, Agent shall have received such other evidence as Agent shall reasonably request that the Capital Expenditures at the Project to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to or on behalf of Borrower.  Agent shall not be required to cause Depository to disburse Capital Expenditure or Tenant Improvement Cost Funds more frequently than once each calendar month, and at Agent’s option, such Capital Expenditure and Tenant Improvement Cost Funds will be disbursed directly to the persons entitled to payment for any Capital Expenditures Work.

(b)           Nothing in this Section shall (i) make Agent responsible for making or completing the Capital Expenditures Work; (ii) require Agent to expend funds in addition to the Capital Expenditure or Tenant Improvement Cost Funds to complete any Capital Expenditures Work; (iii) obligate Agent to proceed with the Capital Expenditures Work; or (iv) obligate Agent to demand from Borrower additional sums to complete any Capital Expenditures Work.

(c)           Borrower shall permit Agent and Agent’s agents and representatives (including, without limitation, Agent’s engineer, architect, or inspector) or third parties to enter onto the Project during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Capital Expenditure Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditure Work.  Borrower shall cause all contractors and subcontractors to cooperate with Agent or Agent’s representatives or such other persons described above in connection with inspections described in this Section.

(d)           In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work.  All such policies shall be in form and amount reasonably satisfactory to Agent.

7.36           Operating Expense Funds.

(a)           Borrower has submitted to Agent an annual budget for Operating Expenses of the Project for the remainder of calendar year 2009 and for calendar year 2010, copies of which are attached as Exhibit D and shall hereafter submit to Agent an annual budget for Operating Expenses of the Project for subsequent calendar years (each, an “Annual Budget”) not later than thirty (30) days prior to the commencement of each calendar year in form reasonably satisfactory to Agent.  Such Annual Budget for Operating Expenses of the Project shall be subject to Agent’s written approval (each such Annual Budget, as approved by Agent, an “Approved Annual Budget”), which approval shall not be unreasonably withheld, delayed or conditioned.  The Annual Budgets attached hereto as Exhibit D are hereby deemed to be Approved Annual Budgets.  In the event that Agent objects to a proposed Annual Budget submitted by Borrower, Agent shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Agent.  Agent shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Agent approves the entire Annual Budget.  Until such time that Agent approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in taxes, insurance premiums and other charges.  No more than one time per calendar year, Borrower may submit to Agent, for its review and written approval, an updated Annual Budget for Operating Expenses of the Project.

(b)           Deposits of Operating Expense Funds.  Agent shall direct Depository to deposit in the Operating Expense Account no later than each Monthly Payment Date an amount equal to 1/12th of the annual amount of Operating Expenses set forth in the applicable Annual Approved Budget approved by Agent, to the extent sufficient cash is available in the Accounts to make such deposit, pursuant and subject to the terms of the Cash Management Agreement, including, but not limited to, Sections 3.3 and 4.4 thereof.  Amounts deposited pursuant to this Section are referred to herein as the “Operating Expense Funds.”  All Operating Expense Funds released from the Operating Expense Account shall be used solely to pay for Operating Expenses strictly in compliance with the Approved Annual Budgets.

(c)           Release of Operating Expense Funds.

(i)           Unless a default or Event of Default has occurred and is continuing, Borrower shall have access to funds in the Operating Expense Account to pay Operating Expenses pursuant to the Approved Annual Budgets.  Borrower shall provide Agent copies of invoices, evidence of payment and such other items as Agent may reasonably request from time to time with respect to such Operating Expenses.  If a default or Event of Default occurs and is continuing, Borrower shall have no further right to access funds in the Operating Expense Account, and Agent shall have sole dominion and control over such Account and funds.

(d)           Reallocation of Operating Expense Funds.  In the event Borrower expects to incur or incurs Operating Expenses in excess of the monthly amount set forth in the Approved Annual Budget, Borrower may request in writing, not more than twice in a calendar year, that Agent grant its written consent to a reallocation of Operating Expense Funds from future months to pay any such shortfall to the extent there are sufficient funds then on deposit in the Operating Expense Account.  Agent shall not unreasonably withhold such consent so long as no default or Event of Default has occurred and is continuing, and provided that Borrower establishes in reasonable detail and to Agent’s satisfaction the existence of the shortfall and that sufficient funds will remain available to pay all unpaid Operating Expenses in the Annual Approved Budget as they become due and payable.”

13.           Assignments and Encumbrances.  Section 9.2 of the Loan Agreement is hereby restated in its entirety to read as follows:

“9.2           Assignments and Encumbrances.  Notwithstanding the foregoing, transfers of membership interests in Borrower to Glimcher (defined below) or OMERS (defined below) by Glimcher or OMERS shall be permitted with Agent’s prior written consent, which shall not be unreasonably withheld, provided (a) that the transferee of such membership interests, either Glimcher or OMERS, as the case may be, shall then have minimum liquid assets consisting of cash and cash equivalents of at least $10,000,000, and a minimum net worth (as set forth on its most recent [audited/interim] financial statements of $100,000,000, (b) the Project shall be managed by a property manager which is a reputable management company having at least 20 years experience in the management of commercial properties with similar uses as the Project, (c) at the time of its engagement as property manager, such property manager manages at least 15,000,000 leasable square feet of the same property type as the Project, (d) such property manager is not the subject of a bankruptcy or similar proceeding, and (e) the property management agreement is reasonably satisfactory to Agent.”

14.           Loan Assumption.  The following Sections 9.3 and 9.4 are hereby added to the Loan Agreement:

“9.3           Assumption.  Notwithstanding the foregoing provisions of Section 9.2, a sale of the Project and assumption of this Loan (hereinafter, an “Assumption”) in its entirety prohibited by the foregoing shall be permitted during the term of the Note to any entity which is a wholly owned subsidiary of Glimcher Properties Limited Partnership (“Glimcher”) or OMERS Realty Corporation (“OMERS”) (“Transferee”), subject to the prior written consent of Agent and each Lender, which shall not be unreasonably withheld provided that each of the following terms and conditions are satisfied:

(a)           Borrower is then in compliance with all terms and conditions of the Loan Documents and no default has occurred and is then continuing hereunder or under any of the other Loan Documents and the Transferee agrees to continue to comply with and be bound by all provisions of the Loan Documents;

(b)           Borrower gives Agent and Lenders written notice of the terms of such prospective Assumption not less than sixty (60) days before the date on which such Assumption is scheduled to take place and, concurrently therewith, gives Agent and Lenders all such information concerning Transferee and either Glimcher or OMERS, as the case may be, as Agent and Lenders reasonably request;

(c)           Borrower shall pay Agent and Lenders in connection with such proposed Assumption, all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by Lender;

(d)           Transferee executes and delivers such documents and agreements as Agent shall reasonably require to evidence and effectuate said assumption and delivers such legal opinions as Agent may reasonably require, including, without limitation, hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the Assumption, all in form and substance satisfactory to Agent, including, without limitation, an endorsement or endorsements to Agent’s loan title insurance policy insuring the lien of the Mortgage, extending the effective date of such policy to the date of execution and delivery of the assumption agreement referenced in this subparagraph, with no additional exceptions added to such policy, except for items consented to by Agent or permitted under the Mortgage, and insuring that fee simple title to the Project is vested in the Transferee;

(e)           Borrower executes and delivers to Lender, without any cost or expense to Agent or Lenders, a release of Agent and Lenders, their officers, directors, employees and agents, from all claims and liability relating to the transactions evidenced by the other security documents through and including the date of the closing of the Assumption, which agreement shall be in form and substance satisfactory to Agent and shall be binding upon the Transferee;

(f)           Such Assumption is not construed so as to relieve Borrower of any personal liability under the Note or any of the Loan Documents for any act or events occurring or obligations arising prior to or simultaneously with the closing of such Assumption (excluding payment of the principal amount of the Note and interest accrued thereon) and Borrower executes, without any cost or expense to Agent or Lenders, such documents and agreements as Agent shall reasonably require to evidence and effectuate the ratification of such personal liability;

(g)           Transferee shall furnish all appropriate papers evidencing Transferee’s capacity in good standing and the qualification of the signers to execute the assumption of the Loan, which shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners, members or shareholders of Transferee.  Transferee and such constituent partners, members or shareholders of Transferee (as the case may be) as Agent shall require, shall be single purpose entities, whose formation documents shall be approved by counsel to Agent;

(h)           Transferee shall furnish a customary opinion of counsel reasonably satisfactory to Agent and its counsel;

(i)           The parent company of the Transferee, either Glimcher or OMERS, as the case may be, shall then have minimum liquid assets consisting of cash and cash equivalents of at least $10,000,000, and a minimum net worth (as set forth on its most recent audited financial statements) of at least $100,000,000;

(j)           The Project shall be managed by a property manager which (x) is a reputable management company having at least 20 years experience in the management of commercial properties with similar uses as the Project, (y) at the time of its engagement as property manager manages at least 15,000,000 leasable square feet of the same property type as the Project, and (z) is not the subject of a bankruptcy or similar proceeding.  In addition, the property management agreement must be reasonably satisfactory to Agent.

9.4           Agent’s Rights.  All of Agent’s and Lenders’ out-of-pocket expenses incurred shall be payable by Borrower whether or not Agent and Lenders consent to the Assumption.  Agent and Lenders shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon Borrower’s prohibited sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of the Project without Agent’s and Lenders’ consent.  This provision shall apply to every sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of the Project regardless of whether voluntary or not, or whether or not Agent and Lenders have consented to any previous sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of the Project.”

15.           Events of Default.  The following subsections (n), (o) and (p) are hereby added to Article X of the Loan Agreement:

“(n)           (i) The cessation of business operations at the Project at any time by any of Dillard’s, Macy’s or JCPenney, (ii) if any of Dillard’s, Macy’s or JCPenney delivers a Notice of Non-Renewal, or does not in fact renew its Lease on the terms contained in such Lease, or if any of such tenants delivers a Notice of Cessation, and, within 21 days after the earlier of receipt of such notice or failure to renew such Lease, Borrower has not submitted to Agent a written plan, in reasonable detail and which is reasonably satisfactory to Agent, to re-lease such space in the Project; (iii) if any Notice of Non-Renewal or Notice of Cessation is delivered by or on behalf of Dillard’s, Macy’s or JCPenney before September 14, 2010 or the non-renewal of any such Lease otherwise occurs before September 14, 2010, and within 90 days following receipt of such notice or following such non-renewal, Agent has not approved in writing a replacement Lease submitted by Borrower; (iv) if any Notice of Non-Renewal or Notice of Cessation is received by Borrower from or on behalf of Dillard’s, Macy’s or JCPenney after September 14, 2010, or (v) the non-renewal, expiration or termination, at any time after September 14, 2010, of any of the Leases with Dillard’s, Macy’s or JCPenney.

(o)           The failure to comply with or a breach of any of the covenants set forth in Sections 7.20, 7.28 or 7.33 of the Loan Agreement.

(p)           The occurrence of any other “Event of Default” in the Loan Agreement or any other Loan Document.”

16.           Deletion of Certain Events of Default.  Subsection (d) of Article X of the Loan Agreement is hereby deleted.

17.           Remedies.  The following subsection (e) is hereby added to Section 11.1 of the Loan Agreement:

“(e) Agent, at its option, may withdraw the Reserve Funds or any portion thereof and apply the Reserve Funds or any portion thereof to the items for which the Reserve Funds were established or to payment of the Loan in such order, proportion and priority as Agent may determine in its sole discretion.  Agent’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Agent under the Loan Documents.”

18.           Consultant’s Report.  Agent shall have the option to exercise at any time, to retain an engineer, architect or other consultant to perform, at Borrower’s expense, a property condition assessment of the Project.  Borrower agrees to promptly comply with and effectuate any recommendations specified by such engineer, architect or consultant to the extent specifically requested by Agent.

19.           Further Assurances.  As an inducement to Agent and Lenders for entering into this Agreement, Borrower agrees to cooperate with Agent and Lenders, including providing such information as may be requested by Agent and executing such documents as may be requested by Agent in order to cause all rents and revenues from the Project to be deposited into the lockbox maintained with Agent.  In addition, Borrower agrees to cooperate with Agent in instituting cash management procedures on terms satisfactory to Agent.

20.           Representations and Warranties of Borrower.  Borrower hereby represents, covenants and warrants to Agent and Lenders as follows:

(a)           The representations and warranties in the Loan Agreement, the Mortgage and the other Loan Documents are true and correct as of the date hereof.

(b)           There is currently no Event of Default (as defined in the Mortgage) under the Note, the Mortgage or the other Loan Documents and there is no event or circumstance which with the giving of notice or passing of time, or both, would constitute an Event of Default under the Note, the Mortgage or the other Loan Documents.

(c)           The Loan Documents are in full force and effect and, following the execution and delivery of this Agreement, they continue to be the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, subject to limitations imposed by general principles of equity.

(d)           There has been no material adverse change in the financial condition of Borrower or any other party whose financial statement has been delivered to Agent in connection with the Loan from the date of the most recent financial statement received by Agent.

(e)           As of the date hereof, Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents as modified herein.

(f)           Borrower is validly existing under the laws of the State of its formation or organization and has the requisite power and authority to execute and deliver this Agreement and to perform the Loan Documents as modified herein.  The execution and delivery of this Agreement and the performance of the Loan Documents as modified herein have been duly authorized by all requisite action by or on behalf of Borrower.  This Agreement has been duly executed and delivered on behalf of Borrower.

(g)           This Agreement, together with the other Loan Documents, create a valid and continuing security interest in the Accounts and the Reserve Funds in favor of Agent, which security interest is prior to all other liens and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed the Accounts or the Reserve Funds.

21.           Conditions Precedent; Expenses.  This Amendment shall become effective upon satisfaction of the following conditions precedent:

(a)           Agent shall have received four (4) fully executed counterparts to this Agreement;

(b)           Agent shall have received a fully executed Cash Management Agreement, together with all Tenant Direction Letters referred to therein;

(c)           Agent shall have received a fully executed Deposit Account Control Agreement for each Account;

(d)           Agent shall have received a fully executed Assignment and Subordination of Management Agreement.

(e)           Agent shall have received from Borrower a principal payment of $5,000,000, which shall be applied ratably to the Notes, reducing the aggregate outstanding principal balance of the Notes to $30,000,000;

(f)           Agent shall have received a loan fee of $300,000, for the ratable benefit of Lenders; the $50,000 loan fee received by Agent and Lenders in connection with the Modification shall be credited against such fee;

(g)           Agent shall have received the $25,000 administrative agency fee referred to in Section 2 of this Agreement;

(h)           Agent shall have received reasonably satisfactory evidence that the execution, delivery and performance of this Agreement and the agreements referred to above have been duly authorized by all necessary action by or on behalf of Borrower; and

(i)           Borrower shall have paid all reasonable attorneys’ fees and out-of-pocket expenses of Agent and Lenders in connection with this Agreement and the agreements, documents and other items contemplated hereunder.

22.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

(b)           This Agreement shall not be construed more strictly against Agent or Lenders than against Borrower merely by virtue of the fact that the same has been prepared by counsel for Agent, it being recognized that Borrower, Agent and Lenders have contributed substantially and materially to the preparation of this Agreement, and Borrower, Agent and Lenders each acknowledge and waive any claim contesting the existence and the adequacy of the consideration given by the other in entering into this Agreement.  Each of the parties to this Agreement represents that it has been advised by its respective counsel of the legal and practical effect of this Agreement, and recognizes that it is executing and delivering this Agreement, intending thereby to be legally bound by the terms and provisions thereof, of its own free will, without promises or threats or the exertion of duress upon it.  The signatories hereto state that they have read and understand this Agreement, that they intend to be legally bound by it and that they expressly warrant and represent that they are duly authorized and empowered to execute it.

(c)           Notwithstanding the execution of this Agreement by Agent and Lenders, the same shall not be deemed to constitute Agent or Lenders a venturer or partner of or in any way associated with Borrower nor shall privity of contract be presumed to have been established with any third party.

(d)           Borrower, Agent and Lenders each acknowledge that there are no other understandings, agreements or representations, either oral or written, express or implied, that are not embodied in the Loan Documents and this Agreement, which collectively represent a complete integration of all prior and contemporaneous agreements and understandings of Borrower, Agent and Lenders; and that all such prior understandings, agreements and representations are hereby modified as set forth in this Agreement.  Except as expressly modified hereby, the terms of the Loan Documents are and remain unmodified and in full force and effect.

(e)           This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(f)           Any references to the "Note", the "Mortgage" or the "Loan Documents" contained in any of the Loan Documents shall be deemed to refer to the Note, the Mortgage and the other Loan Documents as amended hereby.  The paragraph and section headings used herein are for convenience only and shall not limit the substantive provisions hereof.  All words herein which are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders.  Any word herein which is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

(g)           This Agreement may be executed in one or more counterparts, all of which, when taken together, shall constitute one original Agreement.

(h)           Time is of the essence of each of Borrower's obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement dated as of the day and year first above written.

CHARTER ONE BANK, N.A., now
known as RBS CITIZENS, NATIONAL
ASSOCIATION, d/b/a CHARTER ONE,
as a Lender and as Administrative,
Documentation, Disbursement and
Collateral Agent

By: /s/ Julie Anne Thick
Name: Julie Anne Thick
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a
Lender

By: /s/ Mark Frankel
Name: /s/ Mark Frankel
Title:AVP

BORROWER:

TULSA PROMENADE, LLC, a Delaware limited liability company

By:  TULSA PROMENADE REIT, LLC, a Delaware
         limited liability company, its sole member

By:  OG RETAIL HOLDING CO., LLC, a Delaware
         limited liability company, its managing member

By:  GLIMCHER PROPERTIES LIMITED
         PARTNERSHIP, its Sole Administering Member

By:  GLIMCHER PROPERTIES CORPORATION,
         its General Partner

By:/s/ George A. Schmidt
Name: George A. Schmidt
Title: Executive Vice President